Exhibit 15.2
Item Six
REPORT SUBMITTED BY THE BOARD OF DIRECTORS OF BANCO SANTANDER, S.A. REGARDING THE PROPOSAL INCLUDED IN ITEM SIX OF THE AGENDA FOR THE GENERAL SHAREHOLDERS’ MEETING CALLED FOR 20 JUNE 2008 ON FIRST CALL, AND FOR 21 JUNE 2008 ON SECOND CALL.
I. Introduction and purpose of the report
This report is submitted for purposes of compliance with the provisions of Section 144.1 a) of the Business Corporations Law [Ley de Sociedades Anónimas], in order to provide the rationale for the proposed amendment of the Bylaws of Banco Santander, S.A. (the “Bank” or the “Company”) which is submitted to the shareholders for approval at the general shareholders’ meeting under item Six of the Agenda.
The bylaws set out the rules for the organization of the Company, while establishing, determining the scope of, or specifying the rights and obligations of the shareholders to the extent permitted by compulsory provisons of law. This purpose of the bylaws, which explains the natural tendency of its regulatory content to remain largely the same, is by no means incompatible with the possibility of its amendment. Rather, companies must review, update and technically perfect their organizational structure and operational regimen, so as to have at all times the proper instruments to speedily and effectively respond to the changing needs that may arise as a result of the amendment of the law or other reasons. Amending the bylaws is normally the proper method to carry out such updates. With such end in mind, it is deemed to be in furtherance of the corporate interest to propose to the shareholders at the general shareholders’ meeting of the Bank the approval of new bylaws.
II. Organization of the proposal
In view of the broad scope of the amendment of the bylaws, the Board of Directors has deemed it appropriate to submit to the shareholders at the general shareholders’ meeting a new text of the bylaws for approval (the “NB”), in order to provide for the required uniformity in style, harmonization and consistency of the bylaw provisions which, if approved by the shareholders at the general shareholders’ meeting, will apply to the Company in the future.
Attached hereto as Annex-1 is the proposed text of the new bylaws of the Bank. Attached as Annex-2 is the text of the current bylaws (the “CB”). Last, in order to provide for the easier identification and comprehension of the new bylaws, attached as Annex-3 and merely for informational purposes, is a table with a comparison of the new and the current bylaws.

III. General rationale for the proposal
The amendment of the bylaws proposed to the shareholders for approval at the general shareholders’ meeting has three basic purposes: (i) to set out in the bylaws the basic principles that inform the most recent corporate governance recommendations for listed companies and, particularly, those of the Unified Good Governance Code (the “Unified Code”) published by the National Securities Market Commission [Comisión Nacional del Mercado de Valores] as Annex I to the Report of the special working group on good governance at listed companies on 19 May 2006 and approved by resolution of the Board of the National Securities Market Commission [Consejo de la Comisión Nacional del Mercado de Valores] on 22 May 2006, a good portion of which were already included in the Rules and Regulations of the Board of Directors and in the Rules and Regulations for the General Shareholders’ Meeting; (ii) to include in the bylaws certain instruments that are necessary to give the Bank a more flexible organization and management, with a view to facilitating operations that may be potentially of interest to the Company and to incorporate technological developments; and (iii) to update and technically improve the text of the current bylaws, supplementing and clarifying regulations on certain matters.
1.	Adjustment to the Unified Code and to good governance practices

The first purpose of the amendment of the CB is to adjust the bylaws to the most recent corporate governance recommendations.

Specifically, it endeavors to formalize compliance with the above-mentioned good governance guidelines by setting out in the bylaws practices that are already rooted in the culture of the Bank and that are already included in the Rules and Regulations for the General Shareholders’ Meeting and the Rules and Regulations of the Board of Directors. By doing so, it is the intention to rise the Bank’s commitment to basic good governance principles to the top level of the Bank’s internal regulations, thereby supplementing the adjustment to the Unified Code carried out last year.

This is the purpose that informs, among others, the proposals set forth in (i) Article 20 of the NB, regarding the powers of the general shareholders’ meetings; (ii) Articles 37 and 38 of the NB, on the structure of the board and the management and supervisory powers thereof, respectively; (iii) Article 40 of the NB, regarding the creation of value for the shareholder as the standard that guides the activities of the board; (iv) Articles 41 and 42 of the NB, regarding the quantitative and qualitative composition of the board of directors, respectively; (v) Article 50, regarding the committees of the board of directors; (vi) Article 54, which puts the regulation of the appointments and remuneration committee on a par with the bylaws; or (vii) Article 59 of the NB, regarding transparency of compensation.

2.	Introduction into the bylaws of certain instruments required to give the Company a more flexible organization and management

Second, the NB include a number of technical amendments that enable the Company to organize the management of the corporate business in a more flexible manner and allow it to carry out certain transactions that may be advisable, such as: (i) mixed capital increases (Article 13 of the NB); (ii) issuance of securities other than shares and debentures (Article 19 of the NB); and (iii) capital reductions and payment of dividends in kind (Articles 16 and 64 of the NB, respectively).

Also worth mentioning as instances of such second purpose are: (i) delegation by the shareholders at the general shareholders’ meeting to the board of directors of the power to issue convertible and/or exchangeable debentures (Article 18 of the NB); or (ii) the regulation of the system governing supervening assets and liabilities in cases of liquidation (Article 69 of the NB).

Also submitted to the shareholders for consideration are amendments that allow the Company to reap the benefits of technological innovations in its organization, such as the possibility of holding the general shareholders’ meeting at various locations connected by means of videoconference systems (Article 28 of the NB), which were already included several years ago in the Rules and Regulations for the General Shareholders’ Meeting.

3	Updating and technical improvement of the text of the current bylaws

The third pillar of the proposed amendment is more instrumental in nature. Certain proposed amendments and additions do not seek to make substantive changes but rather to update and improve the text of the CB, clarifying and supplementing certain rules in order to provide greater certainty in construction. Accordingly, the structure of many of the provisions of the CB has been amended in order to bring them into line with the new organization of the NB.

The Board of Directors has also deemed it appropriate to amend the structure of the current Bylaws –which were divided into eight titles: (i) name, registered office and duration of the Company; (ii) share capital; (iii) corporate purpose; (iv) corporate decision-making bodies; (v) fiscal year and annual accounts; (vi) results and allocation thereof; (vii) dissolution and liquidation of the Bank; and (viii) general provisions– by adopting a new structure consisting of a division into chapters which are, in turn, subdivided into sections, in order for the bylaws to become a single, more coherent body that will be clearer for the reader.

Thus, the proposed bylaws are divided into three chapters, namely: (i) the Company and its capital; (ii) governance of the Company; and (iii) other provisions.

Given the length of the chapters, they are subdivided into several sections. Chapter I, “The Company and its capital,” consists of four sections. The first comprises the articles relating to the name of the Company; the second sets out the rules relating to share capital and the shares of the Company; the third governs the increase and reduction of share capital; and the fourth describes the system to be used for the issuance of debentures and other securities.

Chapter II, “governance of the Company,” has seven sections. The first is devoted to the Company’s decision-making bodies in general; the second develops in greater detail the provisions of the bylaws applicable to the general shareholders’ meeting; the third contains the provisions relating to the board of directors; the fourth deals with the delegation of powers by the board; the fifth governs the various committees of the board; the sixth sets forth the rules applicable to directors and the seventh deals with the annual corporate governance report and the Bank’s website.

Chapter III, “Other provisions,” is divided into three sections. The first sets out the provisions relating to the annual accounts; the second, those regarding the dissolution and liquidation of the Company; and the third and last contains a forum provision and governs the system for communications between the Company and its shareholders and managers.

As mentioned above, given the magnitude of the amendment, the Board has deemed it appropriate to re-draft the entire bylaws of the Bank and to include them –with such amendments, deletions and clarifications as are appropriate– in a single body having the required consistency of organization and wording. In addition, to provide for a better organization of the text, each article is divided into several separate, numbered paragraphs.

IV. Detailed rationale for the proposal
Having described the general principles underlying the amendment, below is a more detailed rationale for the proposed amendments:
1.	Proposed division of the bylaws into chapters and sections

In order to give the bylaws of the Company a more orderly and organized structure, it is proposed to divide them into three chapters. The first is entitled “The Company and its capital,” the second is entitled “Governance of the Company,” and the third bears the heading “Other provisions.” It is further proposed to organize the chapters into sections, as described in the following paragraphs, and to divide each article into several separate and numbered paragraphs.

2.	Proposed insertion of a new section 1 in chapter I, regarding the name of the Company

In order to give the bylaws a more orderly structure, it is proposed to insert a new section 1 in chapter I with the title “Name of the Company,” comprising Articles 1 through 4 of the bylaws, regarding the name, purpose, registered office and duration of the Company, to replace title I of the CB.

3.	Proposed technical improvement of Articles 1, 2, 3 and 4 of the bylaws

The amendment of this item is merely a technical improvement of the text of the bylaws and does not entail a modification of the substance of the provisions.
a)	Article 1 of the NB adjusts Article 1 of the CB, establishing the name of the Bank, which remains unchanged.

b)	Article 2 of the NB includes the contents of Article 12 of the CB regarding the corporate purpose, divided into numbered paragraphs.

c)	Article 3 of the NB includes the contents of Article 2 of the CB regarding the registered office, divided into numbered paragraphs.

d)
Article 4 of the NB includes the contents of Articles 1 and 3 of the CB regarding the date of commencement of activities of the Bank and the incorporation of the Company for an indefinite period, respectively.

4.	Proposed insertion of a new section 2 in chapter I regarding share capital and shares

It is proposed to create a new section 2 within chapter I entitled “Share capital and shares,” that will include Articles 5 through 12 of the NB and which replaces title II of the CB. The purpose of the amendment is to simplify and improve the organization of the current text and to supplement the content of the bylaw provisions.

5.	Proposed inclusion of new provisions in the bylaws as new Articles 5, 6 and 7 of the NB, regarding share capital, proxy-granting and the rights of shareholders

The new Article 5 of the NB reproduces in part Article 4 of the CB regarding the Bank’s share capital, which remains unchanged following the amendment.

Article 6 of the NB includes the contents of Articles 7 and 10 of the CB regarding proxy-granting and adds references to the entities in charge of the book-entry registry for the Bank, pursuant to the provisions of the law.

Article 7 of the NB contains the provisions of Article 4 of the CB regarding the rights of shareholders, and is supplemented and modulated by the loyalty and good-faith provision included in the second paragraph thereof. The Board believes that this addition constitutes an appropriate clarification of the manner in which the shareholders are to exercise their rights, which only reflects the general principles enshrined in Spanish Civil Law (Section 7 of the Civil Code).

6.	Proposed insertion of a new bylaw provision as a new Article 8 of the bylaws

Article 8 of the NB deals with capital calls, including the contents of Article 6 of the CB. The above-mentioned Article 8 also provides that any shares that have been paid up in part only shall be paid up by the shareholders at the time determined by the board of directors, within five years of the date of the resolution providing for the capital increase.

7.	Proposed insertion of two new bylaw provisions as new Articles 9 and 10 of the bylaws

The purpose of the proposed insertion of the new Articles 9 and 10 in the bylaws is to further contemplate in them the issuance of non-voting shares and introduce the issuance of redeemable shares, expressly referencing the regulation of the terms thereof to the corresponding issuance resolutions, which must be based on a previous appropriate bylaw amendment, which shall, in accordance with law, determine the rights inherent to each kind of these special shares.

8.	Proposed insertion of a new bylaw provision as a new Article 11 of the bylaws

The proposed inclusion of this new provision in the NB sets out the provision of Article 10 of the CB regarding certain instances of co-ownership of shares, elaborating on the contents thereof. Thus, it provides that each share is indivisible, and supplements the regulations applicable to instances of co-ownership, pledge, usufruct and other limited in rem rights on shares.

9.	Proposed insertion of a new bylaw provision as a new Article 12 of the bylaws

The proposed inclusion of this new provision incorporates the contents of Article 9 of the CB regarding the transfer of shares, adding two new paragraphs, numbered 1 and 2, on the transferability of shares and of the economic rights attaching thereto by any of the means permitted by law and the conditions for the transfer of new shares, reflecting the legal provision that such shares can not be transferred until the relevant capital increase has been registered with the Commercial Registry.

10.	Proposed insertion of a new section 3 in chapter I regarding capital increase and reduction

It is proposed to include a new section 3 in chapter I, entitled “Capital increase and reduction,” comprising Articles 13 through 16 of the NB. The purpose of this amendment is to further develop the scant regulations regarding capital increases and reductions included in the current text and to create an independent section, given the importance of this matter for listed companies.

11.	Proposed insertion of a new bylaw provision as a new Article 13 of the bylaws

Article 13 of the NB, regarding capital increases, is new, like all provisions included in this section 3 of chapter I. In this case, its purpose is to make clear the various procedures that may be used to increase share capital, facilitating certain transactions. Thus, it expressly contemplates the possibility, accepted by the courts and by a number of legal scholars of repute, of effecting mixed capital increases, charged partly to new contributions and partly to unappropriated profits or reserves.

12.	Proposed insertion of a new bylaw provision as a new Article 14 of the bylaws

Article 14 of the NB governs authorized capital, a matter that is not dealt with in depth in the CB -which only mention this point briefly when listing the powers of the shareholders at the general shareholders’ meeting in Article 28, paragraph V. The new article provides for the possibility for the shareholders at the general shareholders’ meeting to delegate to the board (i) the power to resolve to increase the share capital, including, if appropriate, the exclusion of pre-emptive rights; and (ii) the power to determine the date on which the adopted resolution to increase the share capital is to be implemented. These are possibilities that are already contemplated in Section 153.1 of the Business Corporations Law but it is believed appropriate to expressly set it out in the bylaws.

13.	Proposed insertion of a new bylaw provision as a new Article 15 of the bylaws

Article 15 of the NB introduces bylaw provisions regarding the possible exclusion of pre-emptive rights when it is in the interest of the Company. The Board of Directors believes that the proposal provides greater legal certainty for the shareholders and the Company. It provides for the possibility for the board of directors and/or the shareholders at the general shareholders’ meeting to exclude the pre-emptive rights of shareholders and, also, as is customary practice and admitted by scholarly opinion, of the holders of convertible debentures for reasons of corporate interest. Paragraph 2 of such article also establishes certain instances where pre-emptive rights will not be applicable, all of which instances are contemplated in applicable legislation.

14.	Proposed insertion of a new bylaw provision as a new Article 16 of the bylaws

Article 16 of the NB, dealing with capital reductions, is also an innovation in the bylaws. The purpose of its inclusion is to make clear the various existing procedures for effecting capital reductions and the different purposes thereof. It also provides for the possibility of the capital reduction being made through the return of contributions in kind, provided the three conditions established in Article 64 of the NB are met concurrently, namely (i) the property or securities to be distributed must be of the same nature, (ii) they must have been admitted to trading on an official market, or liquidity within one year must be duly guaranteed and (iii) they must not be distributed for a value lower than that value at which they have been recorded in the Company’s balance sheets. Such guarantees are respectively intended to ensure the equal treatment of all shareholders, to guarantee the ready conversion of the distributed assets into cash and to cause the distribution to be compatible with the capital protection rules. This is a provision that has recently been included in the bylaws of several Spanish listed companies and that is supported by practice and by recognized scholarly opinion. The purpose is to update the Bank’s bylaws in order to enable it to effect capital reductions that entail the return of contributions in kind, which, in certain circumstances, may be advantageous for the Company. In short, the Bank is thus equipped with instruments that will broaden the range of its possibilities and will give it the flexibility required to operate in a rapidly changing environment.

15.	Proposed insertion of a new section 4 in chapter I, regarding the issuance of debentures and other securities

The creation is proposed of a new section 4 in chapter I, entitled “Issuance of debentures and other securities,” comprising Articles 17 through 19 of the NB. The purpose of the proposal is to include a provision in the bylaws setting forth the basic principles that are to govern the issuance of debentures and other negotiable securities. In the opinion of the Board of Directors, the need for this proposal lies in the importance for the Bank of raising funds on financial markets and the advisability of providing the Company with mechanisms that will promote the ready raising of such funds.

16.	Proposed insertion of three new bylaw provisions as new Articles 17, 18 and 19 of the bylaws

The purpose of these proposals, that are not included in the CB, is to determine the most significant aspects of the issuance of debentures, convertible and exchangeable debentures and the issuance of other securities. The main innovations are the following:

a)	Article 17 of the NB sets forth the power of the Company to issue debentures, on the terms and conditions and with the limits established in the law in each case.

b)
Article 18 establishes (i) the possibility of issuing convertible and/or exchangeable debentures at a variable exchange ratio and at a fixed, determined or determinable exchange ratio; (ii) the extension of the bylaw provisions regarding the exclusion of pre-emptive rights to convertible debentures, pursuant to Article 29.6 of Directive 77/91/EEC and supported by Spanish corporate practice, by the majority of scholars specializing in commercial law, by several court decisions and by a consistent interpretation of the provisions of corporate law governing the exclusion of pre-emptive rights; and (iii) the terms on which the shareholders at the general shareholders’ meeting may delegate to the board the power to issue simple, convertible and/or exchangeable debentures, all in accordance with standards that have become ingrained in our practice and the rationale for which is the application by analogy of the provisions of the general system for the issuance of debentures, of Section 319 of the Regulations of the Commercial Registry and of Section 153 of the Business Corporations Law.

c)
Article 19 governs the possibility of the Bank issuing notes, warrants, preferred stock or other securities, expressly authorizing the shareholders at the general shareholders’ meeting to delegate to the board the timing of the issuance and the terms and conditions thereof.

17.
Proposed insertion of a new section 1 in chapter II of the bylaws and of Article 20, included in such Section 1, regarding the distribution of powers between the shareholders at the general shareholders’ meeting and the Board of Directors

It is proposed to introduce a new section 1 in chapter II of the bylaws, entitled “Decision-making bodies of the Company,” comprising the new Article 20 of the NB. The purpose is to provide an introduction to the various articles regarding the governance of the Company, providing a preliminary description of each of such bodies and the distribution of powers among them.

To such end, it is proposed to insert Article 20 of the NB, specifying that the management decision-making bodies are the shareholders at the general shareholders meeting and the board of directors. Such article further describes the powers of the shareholders acting at the general shareholders meeting with regard to those matters assigned to them by the law or the bylaws, mentioning a good number of them by way of example as set forth in Article 28 of the CB. Finally, it establishes the rule of the residuary authority of the board in connection with those matters that have not been assigned by the law or the bylaws to the shareholders acting at the general shareholders’ meeting.

18.	Proposed insertion of a new section 2 in chapter II of the NB, regarding the general shareholders’ meeting

It is proposed to insert a new section 2 in chapter II of the NB entitled “General shareholders’ meeting,” comprising Articles 21 through 36 of the NB, in order to govern, in a single block, all matters relating to the general shareholders’ meeting. The subject-matter of such section is the same as that of chapter 1, title IV of the CB.

19.	Proposed insertion of a new bylaw provision, as a new Article 21 of the bylaws

Article 21, which primarily sets out the provisions of Article 14 of the CB, deals with the regulations applicable to the general shareholders’ meeting. The purpose of the inclusion thereof is to clearly describe the legal and regulatory framework for the general shareholders’ meetings of the Company, consisting of the provisions of the law, the bylaws and the rules and regulations for the general shareholders’ meeting, with a view to promoting the proper and transparent knowledge of the conduct of general shareholders’ meetings by shareholders and investors.

20.	Proposed insertion of three new bylaw provisions as new Articles 22, 23 and 24 of the bylaws

The purpose of the proposed contents of Articles 22, 23 and 24 of the NB is (i) to expressly set forth in the bylaws the different kinds of general shareholders’ meetings, making them subject to the same rules regarding procedure and shareholders’ powers, pursuant to the provisions of Sections 94 through 96 of the Business Corporations Law; (ii) to establish the conditions and rules for the call to a general shareholders’ meeting, pursuant to Sections 97 through 101 of the Business Corporations Law, and (iii) to specify the conditions and rules for the establishment of the general shareholders’ meeting, pursuant to the provisions of Sections 102 and 103 of the Business Corporations Law.

The purpose of this new wording is to establish bylaw provisions governing the types of, and rules for the call to, general shareholders’ meetings that are better structured than the current text (contained basically in Articles 19, 20 and 21 of the CB) and to transmit more precise information on this matter to shareholders and investors.

21.	Proposed insertion of a new bylaw provision, as Article 25, regarding the establishment of the general shareholders’ meeting

The proposal set forth in Article 25 of the NB is a new provision intended to set the regime for the establishment of the general shareholders’ meeting pursuant to the provisions of the Business Corporations Law. Thus, it reproduces the attendance quorums required by law. This article also includes the contents of Article 24.2 of the CB to the effect that shareholders casting their vote from a distance shall be deemed present for the purposes of constituting a quorum for the general shareholders’ meeting in question.

22.	Proposed insertion of two new bylaw provisions, as new Articles 26 and 27 of the bylaws

Articles 26 and 27 of the NB, regarding the right to attend and the representation by proxy at general shareholders’ meetings, are intended to clarify and technically improve Articles 15 and 16 of the CB. Such improvement is achieved through a more adequate structuring of the various matters and by expressly setting out, in the two articles, the conditions for authorization and the rules for the exercise of the right to attend and/or to be represented by proxy at general shareholders’ meetings, pursuant to the provisions of Sections 104 through 108 of the Business Corporations Law. More specifically:

a)
The proposal contained in Article 26 includes the rules of Article 15 of the CB, adding a last paragraph to point out that shareholders having the right to attend may also cast their vote as provided in Article 34 of the NB regarding distance voting.

b)
The proposal put forth in Article 27 basically sets out the provisions of Article 16 of the CB and of Article 8 of the Rules and Regulations for the general shareholders’ meeting regarding attendance at such Meeting by proxy, including as well the provisions of Sections 106 through 108 of the Business Corporations Law and of Section 114.1 of the Securities Market Law [Ley del Mercado de Valores].

23.	Proposed insertion of a new bylaw provision as a new Article 28 of the bylaws

The proposed contents of Article 28 of the NB, which, except as regards Article 21 of the CB, is not reflected therein are intended to expressly include in the text of the bylaws the rules relating to the place and time for the holding of the general shareholders’ meeting, pursuant to the provisions of Section 109 of the Business Corporations Law. This also provides greater certainty and clarity to the provisions of the bylaws governing general shareholders’ meetings.

The article also affords more flexibility for holding general shareholders’ meetings, since it allows them to be held at different places, provided the recognition and identification of attendees, the permanent communication among attendees regardless of the place where they may be, and participation and voting are ensured. This bylaw authorization, which elaborates on the provisions of Article 12 of the Rules and Regulations for the general shareholders’ meeting, makes the rules for holding general shareholders’ meeting more flexible.

24.	Proposed insertion of two new bylaw provisions as new Articles 29 and 30 of the bylaws

The proposed contents of Articles 29 and 30 of the NB are intended to: (i) establish precise and transparent rules for the operation of the presiding committee of the general shareholders’ meeting; and (ii) determine the manner and procedure for preparing the list of attendees. The purpose of this new wording is to enhance efficiency and transparency in the holding and conduct of general shareholders’ meetings. Specifically:

a)
The proposal included in Article 29 of the NB sets out in part the contents of Article 22 of the CB and Article 13 of the Rules and Regulations for the General Shareholders’ Meeting and mentions other information required under current regulations, the inclusion of which allows for a full description of the proceeding for the preparation of the list of attendees and the contents thereof.

b)	The proposal included in Article 30 of the NB restates and supplements the current Article 23 of the CB regarding the list of attendees.

25.	Proposed insertion of a new bylaw provision as a new Article 31 of the bylaws

The proposal set forth in Article 31 of the NB, which includes the provisions of Article 7 of the Rules and Regulations for the General Shareholders’ Meeting, governs the exercise of shareholders’ rights to receive information in accordance with legal requirements. Specifically, it includes in the bylaws the basic general system for the exercise of the right to receive information, which is already set forth and further developed in Articles 7 and 18 of the current Rules and Regulations for the General Shareholders’ Meeting. This supplements the regulations governing the right to receive information heretofore set forth in Article 26 of the CB.

26.	Proposed insertion of two new bylaw provisions as new Articles 32 and 33 of the bylaws

Article 32 deals with deliberations at general shareholders’ meetings, once the meeting has been declared to have been validly established and until the matters are put to a vote, listing the organizational powers of the chairman. These matters are dealt with briefly in Article 23 of the CB.

Article 33 refers to voting on the resolutions of the shareholders at general shareholders’ meetings, for which purpose the procedure laid down in the rules and regulations for the general shareholders’ meeting shall be followed, unless the chairman decides otherwise.

The directors believe that the inclusion of these two articles improves the organization of the text of the bylaws in governing the procedure for deliberation and voting at General Shareholders’ Meetings by making a cross-reference to the rules and regulations for the general shareholders’ meeting which elaborate upon such procedure.

27.	Proposed insertion of a new bylaw provision as a new Article 34 of the bylaws

The proposal set forth in Article 34 sets out accurately and fully the provisions of Article 24 of the CB regarding distance voting. The only new provision is the specification, for clarification purposes, that when the vote cast is not received by the Company by the established deadline, it shall be deemed not to have been cast, which in any case was already clear from the previous text.

28.	Proposed insertion of a new bylaw provision as a new Article 35 of the bylaws

Paragraph 1 of this article includes the system for calculating the majorities required to adopt resolutions at general shareholders’ meetings, setting out in the bylaws the existing provisions of Article 23.1 of the Rules and regulations for the general shareholders’ meeting. Paragraph 2 reproduces the text of the current Article 17 of the CB, which establishes the principle of one vote per share and provides that shares to which no voting rights attach shall be entitled to vote in the instances described in the Business Corporations Law. Here again, the proposed amendment contributes to a better organization of the bylaws.

29.	Proposed insertion of a new bylaw provision as a new Article 36 of the bylaws

The proposed contents of Article 36 of the NB are intended to expressly set out in the bylaws the rules regarding the manner and procedure for drawing up the minutes of the General Shareholders’ Meeting. To such end, it is specified that the directors can request the attendance of a notary to draw up the minutes of the General Shareholders’ Meeting, without prejudice to the fact that the Rules and Regulations for the General Shareholders’ Meeting may require that the minutes of the General Shareholders’ Meeting be notarized in all cases. This provision is supplemented with the formal requirements for the approval of the minutes, where applicable, the power to issue certificates setting forth the resolutions adopted, and the right of shareholders to have their dissent from the resolution adopted recorded in the minutes. The Directors believe that this new Article 36 of the NB improves the organization of the bylaws and completes and makes clearer the regulations applicable to general shareholders’ meetings.

30.	Proposed insertion of a new section 3 in chapter II, regarding the board of directors

It is proposed to insert a new section 3 in chapter II, entitled “The board of directors,” comprising Articles 37 through 47 of the NB. This section 3 is partly the same as the current chapter 2 of the CB.

31.	Proposed insertion of a new bylaw provision as a new Article 37 of the bylaws

Article 37 of the NB is intended to establish the overall regulatory framework for the activities of the board of directors including, in particular, the rules and regulations of the board of directors required by section 115 of the Securities Market Law and which elaborates on the statutory and bylaw provisions applicable to the internal regulations, composition and operation of the board.

32.	Proposed insertion of a new bylaw provision as a new Article 38 of the bylaws

Article 38 of the NB is intended to describe the powers of the board of directors, which is the highest decision-making body of the Company, except for matters reserved to the shareholders at a Meeting. From this standpoint, and in line with the existing provisions of the rules and regulations of the board and recommendation 8 of the Unified Code, such article provides that the board shall have the powers, which may not be delegated, that are reserved for it by law, as well as such other powers as are required for a responsible discharge of the general duty of supervision. The Directors believe that this new Article improves the organization of the bylaws and lays down in the bylaws the supervisory function of the board of directors.

33.	Proposed insertion of a new bylaw provision as a new Article 39 of the bylaws

The purpose of Article 39 of the NB is to determine the scope of the power of the board of directors to represent the Company. The article provides that such representative authority lies with the board of directors and the chairman of the board. It further provides that the secretary and the assistant secretary, if any, have the necessary representative powers to convert into public instruments the resolutions of the board and of the shareholders adopted at a general shareholders’ meeting and to apply for the registration thereof, without prejudice to any other powers that may be granted.

34.	Proposed insertion of a new bylaw provision as a new Article 40 of the bylaws

Article 40 of the NB is intended to set out the principle that is already laid down in the current Article 4 of the Rules and Regulations of the Board of Directors. To such end, the new article provides that the board of directors and its representative decision-making bodies shall exercise their powers and perform their duties with a view to maximizing the value of the company in the interest of the shareholders. The article is completed with the reproduction of the provisions of the second paragraph of Article 4 of the current Rules and Regulations of the Board of Directors regarding the duty of the board to ensure that the Company complies with applicable law, respecting the uses and good practices of the industries or countries where it carries out its activities and observes the additional principles of social responsibility that it has voluntarily accepted. Highly relevant principles to guide the activities of the board of directors, set forth in recommendation 7 of the Unified Code and already applied by the Bank, are thus enshrined in the bylaws.

35.	Proposed insertion of a new bylaw provision as a new Article 41 of the bylaws

The proposal set forth in Article 41, which includes the first paragraph of Article 30 of the CB, deals with the quantitative composition of the board. This new article specifies that it falls upon the shareholders at a general shareholders’ meeting to set the number of members that are to make up the board, within the established range, and provides for the possibility of such number being deemed to have been set indirectly by means of the resolutions whereby directors are appointed or their appointment is revoked, as permitted by current laws and regulations. Hence, this is basically a technical improvement.

36.	Proposed insertion of a new bylaw provision as a new Article 42 of the bylaws

The proposal included in Article 42 of the NB, which has no counterpart in the CB, governs the qualitative composition of the Board and includes some of the provisions of the first paragraph of Article 5 of the Rules and Regulations of the Board of Directors, thus formalizing, at bylaw level, compliance with recommendations 10 and 13 of the Unified Code, to the effect that external or non-executive directors should represent a large majority over executive directors and that the shareholders at the general shareholders’ meeting should endeavor to ensure that at least one-third of the directors are independent directors.

As to the definitions of the types of directors, the new Article 42 of the NB makes a cross-reference to the provisions of Article 5 of the Rules and Regulations of the Board of Directors, where such terms are extensively defined. As far as the independent nature of the Directors is concerned, the Board of the Bank believes that such independence, which must refer to independence of opinion and be based on the probity, integrity, reputation and professionalism of the Director, must be a characteristic of all directors.

This proposal is thus intended to reflect in the bylaws the rules already established in the Rules and Regulations of the Board of Directors and the practices that are already customarily used at the Bank. In the opinion of the Directors, this reaffirms the Company’s commitment to good corporate governance practices improving the coordination between the text of the rules and regulations and the bylaws.

37.	Proposed insertion of three new bylaw provisions as new Articles 43, 44 and 45 of the bylaws

Articles 43, 44 and 45 of the NB govern the positions of chairman, vice chairman and secretary of the board of directors, respectively. Such articles improve the structure and internal organization of the bylaws, like the provisions of Articles 7, 8, 10 and 11 of the Rules and Regulations of the Board of Directors. The salient provisions included in the new articles are the following:

a)
The proposed text of Article 43 describes the duties of the chairman of the board set forth in Article 34 of the CB and the election system established in Article 33 of the CB, supplementing and improving the regulations applicable thereto.

b)
The proposed text of Article 44, which reproduces in part the text of Article 33 of the CB, deals with the vice chairman of the board, further developing the description of such position, for which purpose it also draws upon the provisions of Article 8 of the Rules and Regulations of the Board of Directors.

c)
The proposal of Article 45 includes some of the provisions regarding the secretary contained in Article 36 of the CB and in Article 10 of the Rules and Regulations of the Board of Directors, strengthening the tasks of the secretary of the board, who shall in every case be the general secretary of the Company, in line with the provisions of recommendation 18 of the Unified Code, and establishing the instances of substitution. Furthermore, and as provided in Article 11 of the rules and Regulations of the Board of Directors, it establishes the possibility of appointing a vice secretary to assist the secretary and to replace him in the event of absence, impossibility to act or illness.

38.	Proposed insertion of two new bylaw provisions as new Articles 46 and 47 of the bylaws

Article 46 of the NB has the same contents as Article 35 of the CB, and supplements them with the provisions of Article 18.3 of the Rules and Regulations of the Board of Directors, regarding the agenda for board meetings and the power of any member of the board to propose the inclusion of other items on such agenda. The new article also includes a reference to the frequency of the meetings, which shall be the frequency required for the proper performance of its duties.

Article 47 of the NB combines the text of Article 36 of the CB and that of Article 19 (paragraphs 2, 3 and 5) of the Rules and Regulations of the Board of Directors, improving and supplementing the previous text.

The Directors believe that the new proposed text of Articles 46 and 47 of the NB improves the clarity and organization of the text of the bylaws.

39.	Proposed insertion of a new section 4 in chapter II, regarding the delegation of powers by the board

It is proposed to insert a new section 4 in chapter II entitled “Delegation of powers by the board,” comprising Articles 48, 49 and 50 of the NB.

40.	Proposed insertion of a new bylaw provision as a new Article 48 of the bylaws

Article 48 of the NB contains the figure of the executive chairman, upon the terms that traditionally appeared in Article 34 of the CB. Additionally, and in order to legally configure the office of the executive chairman, an obligation is established for the board to delegate to the chairman all of the powers of the board other than those that are legally non-delegable or those that cannot be delegated by virtue of the provisions of the bylaws or the regulations of the board. Finally, and by legal mandate, it is clarified that the election of the chairman, as regards the executive chairman, requires two-thirds.

41.	Proposed insertion of a new bylaw provision as a new Article 49 of the bylaws

The proposal set forth in Article 49 of the NB deals with the delegation of powers to the directors, thus distinguishing it from the system applicable to the delegation of powers to the executive committee, dealt with in Article 51 of the NB. Specifically, the new Article 49 provides for the possibility of the Bank appointing one or more managing directors with such powers as it deems appropriate and lays down that the powers that may not be delegated include not only those that cannot be delegated under the law, but also those established in the bylaws or the regulations to ensure the exercise by the board, sitting as a full body, of what good governance reports have taken to calling supervisory duties. Last, it also establishes the system and procedure to assign to the chairman or to any other member of the board general and standing executive powers, specifying that the resolution whereby such powers are assigned or delegated must determine the scope of the powers granted to such Director –who shall be deemed to be an executive Director–, the compensation he will be entitled to receive for exercise thereof and the other terms and conditions of the relationship, which shall be included in the respective contract, all pursuant to the provisions of Section 141 of the Business Corporations Law. The Board believes this new bylaw provision will improve the internal organization of the bylaws, clarify the system for the assignment of powers to the members of the board and help to ensure greater integrity of processes. In connection with this latter purpose, it should be noted that, as regards Section 141 of the Business Corporations Law, organic delegation and delegation by contract, which is normally effected through general and permanent powers of attorney, requires a qualified two-thirds majority. Furthermore, following the recommendations of the Unified Good Governance Code, it reserves to the board sitting as a full body, with the same stringent qualified majority, decisions dealing with the compensation for the performance of duties that have been delegated, both organically and by contract.

42.	Proposed insertion of a new bylaw provision as a new Article 50 of the bylaws

Article 50 of the NB establishes the structure of the principal committees of the board, setting out the provisions already contained in the rules and regulations of the board of directors (paragraphs 1 and 2 of Article 12). To such end, it provides that there shall at all times be an executive committee and a risk committee. The provision further calls for the creation of an audit and compliance committee and an appointments and remuneration committee, with supervisory, reporting, advisory and proposal-making powers on all matters within their purview. The Directors believe that the inclusion of this Article 50 in the NB will help to improve the internal organization and the clarity of the text of the bylaws.

43.	Proposed insertion of a new section 5 in chapter II, regarding the committees of the board of directors

It is proposed to insert a new section 5 in chapter II, entitled “Committees of the board of directors,” comprising Articles 51 through 54 of the NB. This section reproduces some of the provisions of Articles 39 and 40 of the CB.

44.	Proposed insertion of four new bylaw provisions as new Articles 51, 52, 53 and 54 of the bylaws

The purpose of the new provisions whose insertion in the bylaws is proposed is to establish the basic regulations for each of the committees mentioned in Article 50 of the NB, in order for such regulations to be, in turn, supplemented by and further developed in the rules and regulations of the board of directors. The actual organization of the Bank is thus fully described in the bylaws, which also formalize the commitment to comply with the most demanding corporate governance standards in such matters. The essential features of the new provisions are the following:

a)	Article 51 of the NB governs the executive committee, and sets out the provisions contained in the second paragraph of Article 39 of the CB and in Article 13 of the rules and regulations of the board.

b)
Article 52 governs the risk committee, and includes the contents of paragraphs one and two of Article 14 of the Rules and Regulations of the Board of Directors; it also makes a cross-reference to the rules and regulations for a description of its composition, operation and powers.

c)
Article 53 governs the audit and compliance committee, summing up the provisions of Article 40 of the CB and of Article 15 of the rules and Regulations of the Board of Directors and, once again, making a cross-reference to the rules and regulations for further development of the regulations applicable to such committee.

d)
Article 54 governs the appointments and remuneration committee, summarizing the contents of the current Article 16 of the Rules and Regulations of the Board of Directors and making a cross-reference to it for a more detailed description of the composition, operation and powers of such committee.

45.	Proposed insertion of a new section 6 in chapter II, regarding the status of director

It is proposed to insert a new section 6 in chapter II, entitled “Status of Directors” comprising articles 55 through 59 of the NB, governing the term of office of directors, their withdrawal and liability system, as well as all matters relating to their compensation system.

46.	Proposed insertion of three new bylaw provisions as new Articles 55, 56 and 57 of the bylaws

The new Articles 55, 56 and 57 of the NB govern the term of office, withdrawal and liability of the Directors, as follows:
a)
The proposed text of Article 55 consolidates the provisions of the second paragraph of Article 30 of the CB with the provisions of paragraphs two and three of Article 21 of the Rules and Regulations of the Board of Directors. The purpose of this amendment is to improve the organization of the bylaws and establish, in a single article, all matters relating to the term of office of Directors, further establishing in the bylaws the non-compete system applicable to Directors in the two years following their withdrawal, as already provided in Article 21 of the Rules and Regulations of the Board of Directors.

b)
The proposed text of Article 56 includes some of the contents of Article 22 of the Rules and Regulations of the Board of Directors regarding the reasons for the withdrawal of directors, adding a reference to the time when such withdrawal is deemed to take effect.

c)	Last, the proposed text of Article 57 reproduces in full the provisions of Article 32 of the CB regarding the liability system of the Directors.
47.	Proposed insertion of two new bylaw provisions as new Articles 58 and 59 of the bylaws

Articles 58 and 59 are intended to govern the compensation system of the directors and the transparency system applicable thereto, in accordance with the practices already applied at the Bank and which are set out in the CB and in the Rules and Regulations of the Board of Directors.

Specifically, Article 58 deals with the compensation of the directors and updates and supplements the provisions of Article 38 of the CB and Article 28 of the Rules and Regulations of the Board of Directors. For such purpose, it provides in paragraph 1 that the position of Director is remunerated and establishes in paragraph 2 that such compensation shall be paid in the form of a share in profits, as bylaw-mandated compensation, with two components: (a) an annual amount and (b) attendance fees. Paragraph 2 of such article also provides that, as already provided in the CB, the board of directors shall determine the specific amount to be paid to each director for the items mentioned above, taking into consideration the positions held, membership in and attendance at the meetings of the various committees, and that the aggregate amount of the above-mentioned compensation shall be equal to one percent of the earnings of the Company for the fiscal year, although the board itself may reduce such percentage in the fiscal years it deems it appropriate, all as already provided in the CB. The salient new provision is that the one percent of the earnings, which in the CB only referred to the annual compensation, now operates as a limit for these two compensation items, i.e., annual compensation and attendance fees.

Paragraph 3 of Article 58 also specifies, as do the CB, that the Directors will be entitled to be compensated by means of the delivery of shares or option rights thereon or any other compensation system indexed to the price of the shares, whether of the Company itself or of the Companies of its group, subject to the required approval by the shareholders at a general shareholders’ meeting.

As contemplated in Article 38 of the CB, paragraph 4 of Article 58 provides that, regardless of the provisions of the previous paragraphs and hence, of the limit established in paragraph 2 thereof, the directors shall be entitled to receive such compensation as, upon the prior proposal of the appointments and remuneration committee and by resolution of the board, may be deemed appropriate for performance of other duties for the Bank, be they executive director duties or otherwise, other than the supervision and collective decision-making duties of the directors as members of the board, which therefore includes the compensation payable to the directors for the performance of duties delegated by the board pursuant to the provisions of Article 49 of the NB and Section 141 of the Business Corporations Law. As noted above, this provision is consistent with the provisions regarding compensation contained in the Unified Code, which recommends that decisions regarding the compensation payable for the executive duties entrusted to certain directors be reserved to the board sitting as a full body. This paragraph further provides, in line with the recommendations of the Unified Code, that the mere status of member of the Board is compatible with the existence of a remunerated employment, commercial or other relationship, as is the case with executive directors, among other cases, and confirms the definition of this type of director set forth in such Code.

The article is completed with the provision that the Company shall take out liability insurance for its Directors.

Article 59, which has no equivalent provision in the CB, sets out in the bylaws the transparency system that is to apply to the compensation of the Directors, which is already laid down in the Rules and Regulations of the Board of Directors and which the Bank has already been applying for several fiscal years. This reaffirms the commitment of the Bank to the best practices in this field.

48.	Proposed insertion of a new section 7 in chapter II, regarding the corporate governance report and the website

It is proposed to insert a new section 7 in chapter II, entitled “Corporate governance report and website,” comprising Articles 60 and 61 of the NB.

49.	Proposed insertion of two new bylaw provisions as new Articles 60 and 61 of the bylaws

The proposed contents of Articles 60 and 61 of the NB, for which there is no counterpart in the CB, are intended to set out in the bylaws the provisions of Sections 116 and 117 of the Securities Market Law and of the regulations implementing such provisions, regarding the Bank’s annual corporate governance report and its website.

Article 60 provides for the preparation of the annual corporate governance report required under Section 116 of the Securities Market Law, while the new Article 61 establishes the Bank’s obligation to have a website through which information can be provided to shareholders, investors and the market at large on significant facts that may occur in connection with the Bank, in order to achieve an appropriate transparency system.

50.	Proposed insertion of a new section 1 in chapter III of the bylaws, regarding the annual accounts

It is proposed to insert a new section 1 in chapter III of the bylaws entitled “Annual accounts,” comprising Articles 62 through 65 of the NB.
51.	Proposed insertion of four new bylaw provisions as new Articles 62, 63, 64 and 65 of the bylaws

With a view to a technical and organizational improvement of the bylaws, it is proposed to insert the new Articles 62 through 65 of the bylaws. These modernize and update Titles V and VI of the CB.

The proposal set forth in Article 62 refers to the preparation of the annual accounts. The provisions thereof are a summary of the contents of Article 41 of the CB and of Article 35.5 of the Rules and Regulations of the Board of Directors, to which a last paragraph is added governing the procedure for the review of the annual accounts and the management report to be performed by the auditors of the Company.

The proposal contained in Article 63 refers to the approval of the annual accounts and the allocation of results, supplementing and improving the text of Article 43 of the CB, and spelling out the legal requirements to be met for the distribution of dividends to be charged to the earnings of the fiscal year or to unappropriated reserves.

The proposal set forth in Article 64, for which there is no equivalent provision in the CB, governs dividends in kind, setting the conditions and guarantees that must exist for the shareholders to approve the distribution thereof at a general shareholders’ meeting, namely (i) that the property or securities to be distributed be of the same kind, (ii) that they be admitted to trading on an official market, or that liquidity within a year be duly guaranteed and (iii) that they not be distributed for a value lower than the value at which they are recorded on the Company’s balance sheet. Such guarantees are intended to ensure equal treatment for all shareholders, the liquidity of the assets distributed and the compatibility of the distribution with capital protection rules. This is a provision that is not infrequent at listed Spanish companies, that is supported by practice and upheld by renowned legal scholars, and which modernizes the bylaws of the Bank, allowing it, if it deems it appropriate, to distribute dividends in kind or effect capital reductions that entail the return of contributions in kind.

The proposal contained in Article 65, for which there is likewise no equivalent provision in the CB, refers to the deposit of the annual financial statements with the Commercial Registry of the place where the registered office is located.

52.	Proposed insertion of a new section 2 in chapter III of the bylaws, regarding the dissolution and liquidation of the Company

It is proposed to insert a new section 2 in chapter III of the bylaws, entitled “Dissolution and liquidation of the Company,” comprising Articles 66 through 69 of the NB.
53.	Proposed introduction of four new bylaw provisions as new Articles 66, 67, 68 and 69 of the bylaws

The insertion of the new Articles 66 through 69 of the bylaws is intended to update and technically improve the current title VII of the CB, and to elaborate upon it.

The proposed text of Article 66 provides that the Company shall be dissolved in the instances and in accordance with the requirements established by law.

The proposed text of Article 67 provides that the members of the board of directors shall automatically become liquidators upon dissolution of the Company, unless the shareholders at a general shareholders’ meeting resolve otherwise.

The proposed text of Article 68 deals with the representation of the dissolved company, and provides that any of the liquidators shall act jointly and severally as the representative thereof.

The proposed text or Article 69 is intended to provide for instances where there are supervening assets and liabilities and determine the legal system that will apply to such assets and liabilities, regarding which the Business Corporations Law is silent, and which the most distinguished legal scholars believe should be governed by the provisions applicable to limited liability companies. The proposed article thus sets out the provisions of Section 123 of the Limited Liability Companies Law [Ley de Sociedades de Responsabilidad Limitada].

54.	Proposed insertion of a new section 3 in chapter III of the bylaws, containing general provisions

It is proposed to insert a new section 3 in chapter III of the bylaws, entitled “General provisions,” comprising Articles 70 and 71 of the NB.
55.	Proposed insertion of two new bylaw provisions as new Articles 70 and 71 of the bylaws

Articles 70 and 71 of the NB regarding the applicable forum and the acts of communication and information among the Company, the shareholders and the Directors, reproduce practically the entire text of Articles 45 and 46 of the CB, respectively.

Finally, it should be noted that, pursuant to the provisions of Royal Decree 1245/1995, of 14 July, on the creation of banks, cross-border activities and other issues regarding the legal regime for financial institutions [Real Decreto 1245/1995, de 14 de julio, sobre creación de bancos, actividad transfronteriza y otras cuestiones relativas al régimen jurídico de las entidades de crédito], the proposed bylaw amendments are contingent upon the administrative authorization mentioned in Section 8.1 of the above-mentioned Royal Decree being secured.
In addition, pursuant to the provisions of the Rules and Regulations for the General Shareholders’ Meeting, the text of the new bylaws shall be voted on as a whole, since this is a proposal put forward as a comprehensive and indivisible proposal.
PROPOSAL
“To approve the new bylaws of the company, whose text, as drafted by the Board of Directors and made available to the shareholders, shall be reproduced in the minutes of this General Shareholders’ Meeting following this resolution, repealing the bylaws currently in force.
As provided in Royal Decree 1245/1995, of 14 July, on the creation of banks, cross-border activities and other issues regarding the legal regime for financial institutions, the proposed amendments to the bylaws are contingent upon the administrative authorization mentioned in Section 8.1 of such Royal Decree being secured.”

Annex 1 – Text of the new bylaws of Banco Santander, S.A. submitted to the shareholders at the general shareholders’ meeting
Annex 1 is incorporated by reference to Exhibit 1.4 to Banco Santander, S.A.’s Annual Report on Form 20-F for the year ended December 31, 2007.

Annex 2.- Current Bylaws of Banco Santander, S.A.
Annex 2 is incorporated by reference to Exhibit 1.3 to Banco Santander, S.A.’s Annual Report on Form 20-F for the year ended December 31, 2007.

Annex 3.- Correspondence between the articles of the new bylaws and the articles of the current bylaws of Banco Santander, S.A.

NEW BYLAWS.	CURRENT BYLAWS.
ARTICLE NUMBER AND TITLE OF ARTICLE	CORRESPONDING ARTICLE NUMBER
Article 1. Corporate name	Article 1
Article 2. Corporate purpose	Article 12
Article 3. Registered office and other offices	Articles 2 and 37.IV
Article 4. Commencement of activities and duration	Articles 1 and 3
Article 5. Share capital	Article 4
Article 6. Form of the shares	Articles 7 and 10
Article 7. Shareholders’ rights	Article 4
Article 8. Capital calls	Article 6
Article 9. Non-voting shares	Articles 4 and 17
Article 10. Redeemable shares	New Article. There is no equivalent
Article 11. Co-ownership	Article 10
Article 12. Transfer of shares	Article 9
Article 13. Capital increase	New Article. Brief reference in Article 28.V
Article 14. Authorized capital	New Article. Brief reference in Article 28.VI
Article 15. Exclusion of pre-emptive rights	New Article. There is no equivalent
Article 16. Capital reduction	New Article. Brief reference in Article 28.V
Article 17. Issuance of debentures	New Article. Brief reference in Article 28.V
Article 18. Convertible and exchangeable debentures	New Article. There is no equivalent
Article 19. Issuance of other securities	New Article. There is no equivalent
Article 20. Distribution of powers	Articles 13 and 28
Article 21. Regulations applicable to the general shareholders’ meeting	Articles 14 and 28.I
Article 22. Types of general shareholders’ meetings	Article 19
Article 23. Power and duty to call a meeting	Articles 19 and 37.XIII
Article 24. Call of a general shareholders’ meeting	Article 20
Article 25. Establishment of the general shareholders’ meeting	Article 24.2
Article 26. Right to attend the Meeting	Article 15
Article 27. Attendance at the general shareholders’ meeting by proxy	Article 16
Article 28. Place and time of the meeting	Article 21
Article 29. Presiding committee of the general shareholders’ meeting	Article 22
Article 30. List of attendees	Article 23
Article 31. Right to receive information	Article 26
Article 32. Deliberations at the general shareholders’ meeting	Article 23

NEW BYLAWS.	CURRENT BYLAWS.
ARTICLE NUMBER AND TITLE OF ARTICLE	CORRESPONDING ARTICLE NUMBER
Article 33. Voting	New Article. There is no equivalent
Article 34. Distance voting	Article 24
Article 35. Approval of resolutions	Article 17
Article 36. Minutes of the meeting	Article 27
Article 37. Structure of the board of directors	Article 37 I
Article 38. Management and supervisory powers	New Article. There is no equivalent
Article 39. Powers of representation	New Article. There is no equivalent
Article 40. Creation of shareholder value	New Article. There is no equivalent
Article 41. Quantitative composition of the Board	Article 30
Article 42. Qualitative composition of the Board	New Article. There is no equivalent
Article 43. Chairman of the board	Articles 33 and 34
Article 44. Vice chairman of the board	Article 33
Article 45. Secretary of the board	Article 36
Article 46. Meetings of the board of directors	Article 35
Article 47. Conduct of the meetings	Article 36
Article 48.- Executive chairman	Article 34
Article 49. Delegation of powers to the directors	Articles 36 and 37.XXII
Article 50. Committees of the board of directors	New Article. Brief mention in Article 37.XXI
Article 51. Executive committee	Article 39
Article 52. Risk committee	New Article. There is no equivalent
Article 53. Audit and compliance committee	Article 40
Article 54. Appointments and remuneration committee	New Article. There is no equivalent
Article 55. Term of office	Article 30
Article 56. Withdrawal of directors	New Article. Brief mention in Article 37. XV
Article 57. Liability of directors	Article 32
Article 58. Compensation of directors	Article 38.
Article 59. Transparency of the compensation system	New Article. There is no equivalent
Article 60. Annual corporate governance report	New Article. There is no equivalent
Article 61. Website	New Article. There is no equivalent
Article 65. Submission of the annual accounts	Article 41
Article 63. Approval of the annual accounts and allocation of results	Article 43
Article 64. Dividends in kind	New Article. There is no equivalent
Article 65. Deposit of the annual accounts	New Article. There is no equivalent
Article 66. Dissolution of the Company	Article 44
Article 67. Liquidators	New Article. There is no equivalent
Article 68. Representation of the dissolved company	New Article. There is no equivalent
Article 69. Supervening assets and liabilities	New Article. There is no equivalent
Article 70. Forum	Article 45
Article 71. Communications	Article 46